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PROSPECTUS SUPPLEMENT
(To Prospectus dated January 23, 2004)

$200,000,000

Floating Rate Senior Notes due 2006

              We will pay interest on the Floating Rate Senior Notes due 2006 on January 15, April 15, July 15, and October 15 of each year, beginning on October 15, 2004. Interest on the Floating Rate Senior Notes will be reset on each interest payment date, beginning on October 15, 2004, based on the 3 month LIBOR Rate plus .30%. The initial interest rate will be 1.90%. The Floating Rate Senior Notes will mature on July 14, 2006.

              We may redeem the Floating Rate Senior Notes at our option at any time after January 15, 2005, in whole or in part, as described in this prospectus supplement under the caption "Description of the Floating Rate Senior Notes—Optional Redemption." The Floating Rate Senior Notes do not have the benefit of any sinking fund.

              Initially, the Floating Rate Senior Notes will be our senior secured indebtedness and will be secured by a series of our first mortgage bonds issued under our electric utility mortgage. Upon the occurrence of events described in this prospectus supplement under the heading "Description of the Floating Rate Senior Notes—Security" and in the accompanying prospectus under "Description of Securities—Senior Notes—Security; Release Date," the first mortgage bonds securing the Floating Rate Senior Notes will be released and the Floating Rate Senior Notes will become our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

              Investing in the Floating Rate Senior Notes Involves Risks. See "Forward-Looking Information" which begins on Page S-1.

	Per Note	Total
Public Offering Price (1)	100%	$200,000,000
Underwriting Discount	.2%	$400,000
Proceeds, before expenses, to Puget Sound Energy	99.8%	$199,600,000
  (1)
  Plus accrued interest from July 15, 2004, if settlement occurs after that date

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The Floating Rate Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 15, 2004.

Joint Book-Running Managers
Merrill Lynch & Co.	Wachovia Securities

The date of this prospectus supplement is July 12, 2004.

Prospectus Supplement

Prospectus

              You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PUGET SOUND ENERGY

              Puget Sound Energy, Inc. is a public utility incorporated in the State of Washington engaged in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas. We are the principal subsidiary of Puget Energy, Inc., an energy services holding company that owns all of our common stock. Subject to limited exceptions, Puget Energy is exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935. Puget Energy also owns InfrastruX Group, Inc., a nonregulated holding company for businesses that provide gas and electric construction and maintenance services to the utility industry.

              Puget Sound Energy is the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At March 31, 2004, we had approximately 983,600 electric customers, of which approximately 88.1% were residential customers, 11.2% were commercial customers and 0.7% were industrial, transportation and other customers. At March 31, 2004, we had approximately 650,700 gas customers, of which approximately 92.1% were residential customers, 7.5% were commercial customers and 0.4% were industrial and transportation customers.

              Our executive office is located at 10885 N.E. 4th Street, Suite 1200, Bellevue, Washington 98004-5591. Our telephone number is (425) 454-6363.

FORWARD-LOOKING INFORMATION

              This prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or the negative of such terms or other comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

              Any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein, and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

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  governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), with respect to allowed rates of return, financings, industry and rate structures, transmission and generation business structures within Puget Sound Energy, acquisition and disposal of assets and facilities, operation and construction of electric generating facilities, distribution and transmission facilities, licensing of hydro operations, recovery of other capital investments, recovery of power and gas costs, recovery of regulatory assets, and present or prospective wholesale and retail competition;

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  financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways and also adversely affect the availability of and access to capital and credit markets;

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  wholesale market disruption, which may result in a deterioration in market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, limit the availability of and access to capital credit markets, affect wholesale energy prices and/or impede Puget Sound Energy's ability to manage its energy portfolio risks;

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  the effect of wholesale market structures (including, but not limited to, new market design such as Grid West, a regional transmission organization, and Standard Market Design);

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  weather, which can have a potentially serious impact on Puget Sound Energy's revenues and its ability to procure adequate supplies of gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies;

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  hydroelectric conditions, which can have a potentially serious impact on electric capacity and Puget Sound Energy's ability to generate electricity;

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  the amount of collection, if any, of Puget Sound Energy's receivables from the California Independent System Operator (CAISO) and the amount of refunds found to be due from Puget Sound Energy to the CAISO or others;

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  industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

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  general economic conditions in the Pacific Northwest;

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  the loss of significant customers or changes in the business of significant customers, which may result in changes in demand for Puget Sound Energy's services;

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  plant outages, which can have an impact on Puget Sound Energy's expenses and its ability to procure adequate supplies to replace the lost energy;

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  the ability to renew contracts for electric and gas supply and the price of renewal;

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  blackouts or large curtailments of transmission systems, whether Puget Sound Energy's or others', which can have an impact on Puget Sound Energy's ability to deliver load to its customers;

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  the ability to relicense FERC hydro projects at a cost-effective level;

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  the impact of acts of terrorism or similar significant events;

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  the ability of Puget Sound Energy, and its parent Puget Energy, to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

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  capital market conditions, including changes in the availability of capital or interest rate fluctuations;

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  changes in Puget Sound Energy's, or its parent Puget Energy's, credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy and Puget Energy;

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  legal and regulatory proceedings;

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  changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies concerning the environment, natural resources, and fish and wildlife (including the Endangered Species Act);

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  employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive;

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  the ability to obtain adequate insurance coverage and the cost of such insurance; and

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  the impacts of natural disasters such as earthquakes, hurricanes or landslides.

              We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

              We estimate that the net proceeds we will receive from the sale of the Floating Rate Senior Notes in this offering, after deducting the underwriting discounts and estimated expenses payable by us, will be approximately $199,400,000. We intend to use the net proceeds from the sale of the Floating Rate Senior Notes for the following purposes:

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  To repay approximately $142,300,000 of outstanding amounts under our commercial paper and accounts receivable securitization programs. During the quarter ended March 31, 2004, the weighted average borrowing rate under these programs was 1.35%. Of the repayment amount, $88,500,000 was incurred to repay long-term debt that was called in December 2003 and matured in January and May 2004. The long term debt had a weighted average interest rate of 6.74%.

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  To redeem $55,000,000 of our first mortgage bonds, which have an interest rate of 7.35% and mature on February 1, 2024, but are callable at our option at any time after February 1, 2004 at a redemption price of 103.68% of the principal amount thereof.

              Funds that are not required immediately may be invested in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth Puget Sound Energy's ratios of earnings to fixed charges for the respective periods. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve Months Ended March 31,				Years Ended December 31,
	2004		2003		2003		2002		2001		2000		1999
Ratio of earnings to fixed charges	2.14	x	2.01	x	1.99	x	1.81	x	2.01	x	2.69	x	2.74	x

DESCRIPTION OF THE FLOATING RATE SENIOR NOTES

              The following description of the Floating Rate Senior Notes due 2006, or Floating Rate Senior Notes, supplements the more general description of the senior notes that appears in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section called "Description of Securities" in the accompanying prospectus. The Floating Rate Senior Notes will be issued as a separate series of senior notes under the senior note indenture, dated as of December 1, 1997, as supplemented by a fourth supplemental indenture dated as of May 1, 2003, between Puget Sound Energy and U.S. Bank National Association, as trustee. Provisions of the senior note indenture are more fully described in the section called "Description of Senior Notes—Senior Notes" in the accompanying prospectus. We qualify the description of the Floating Rate Senior Notes by reference to the senior note indenture.

General

              The Floating Rate Senior Notes will be issued in an aggregate principal amount of $200,000,000. The entire principal amount of the Floating Rate Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 14, 2006. The Floating Rate Senior Notes are not subject to any sinking fund provision. The Floating Rate Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Further Issues of Senior Notes and Additional Indebtedness

              The senior note indenture does not limit the aggregate principal amount of senior notes that we may issue, and we may from time to time, without consent of the existing holders of senior notes, issue additional senior notes. As of the date of this prospectus supplement, we have issued $1,571,860,000 in aggregate outstanding principal amount of senior notes under the senior note indenture.

              There are no provisions in the senior note indenture or the Floating Rate Senior Notes that require us to redeem the Floating Rate Senior Notes or that otherwise protect you, as a holder of Floating Rate Senior Notes, in the event that we incur substantial additional indebtedness (except for certain restrictions on our ability to create, assume or incur certain liens or to enter into certain financing transactions after the release date, as described in the sections called "Description of Securities—Senior Notes—Certain Covenants of Puget Sound Energy—Limitations on Liens" and "—Limitations on Sale and Lease-Back Transactions" in the accompanying prospectus), whether or not in connection with a change in control of Puget Sound Energy. However, any change in control transaction that involves the incurrence of long-term indebtedness by us would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

Interest

              The Floating Rate Senior Notes will mature on July 14, 2006 and will bear interest at the "3 Month LIBOR Rate" (as defined below) plus .30%. The interest rate on the Floating Rate Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (these dates are called "interest payment dates"), beginning on October 15, 2004; provided that if any date on which interest is payable on the Floating Rate Senior Notes is not a "business day," then payment of the interest payable on that date will be made on the next succeeding day which is a "business day" (and without any interest or other payment in respect of any delay). The term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan or the City of New York are obligated or authorized by law or executive order to close.

              The 3 Month LIBOR Rate will be reset quarterly on each interest payment date (each of these dates is called an "interest reset date"), beginning on October 15, 2004. Interest will accrue on the Floating Rate Senior Notes from July 15, 2004 or from the most recent date to which interest on the Floating Rate Senior Notes has been paid or duly provided for, until the principal amount of each Floating Rate Senior Note is paid or duly made available for payment. We will pay interest to the person in whose name the Floating Rate Senior Note (or one or more predecessor notes) is registered at the close of business 15 calendar days before the interest payment date; provided that interest payable at the maturity date or on a redemption date will be paid to the person to whom principal is payable. The initial interest rate for the period from and including July 15, 2004 to but excluding the first interest payment date will be 1.90%.

              "3 Month LIBOR Rate" means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable interest reset date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date. If this rate does not appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable interest reset date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. A London banking day is any business day in which dealings in U.S. dollars are transacted in the London interbank market.

              "Telerate Page 3750" means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks). The calculation agent will, upon the request of the holder of any Floating Rate Senior Note, provide the interest rate then in effect.

              The calculation agent is U.S. Bank National Association until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the Floating Rate Senior Notes. We may appoint a successor calculation agent with the written consent of the trustee.

              All percentages resulting from any calculation of the interest rate with respect to the Floating Rate Senior Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or ..09876544) being rounded to

9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

              Interest on the Floating Rate Senior Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each quarterly interest payment period.

Optional Redemption

              The Floating Rate Senior Notes will be redeemable as a whole or in part, at our option, at any time after January 15, 2005 at a redemption price equal to 100% of the principal amount of the Floating Rate Senior Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to such redemption date.

              Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Floating Rate Senior Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Floating Rate Senior Notes or portions thereof called for redemption.

Security

              At the time we issue any of the Floating Rate Senior Notes, we will simultaneously deliver to the senior note trustee, as security for the Floating Rate Senior Notes, first mortgage bonds issued under our electric utility mortgage indenture. The pledged electric utility mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the Floating Rate Senior Notes.

              As provided in the senior note indenture and the supplemental indenture to the electric utility mortgage which sets forth the terms of the pledged electric utility mortgage bonds, our obligation to make payments with respect to the principal of, premium or interest on the pledged electric utility mortgage bonds will be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment is due, the then due principal of, premium or interest on the Floating Rate Senior Notes are fully or partially paid or we have deposited with the senior note trustee pursuant to the senior note indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, or interest on the Floating Rate Senior Notes.

              You should read the section called "Description of Securities—Senior Notes—Security; Release Date" in the accompanying prospectus for a description of the circumstances under which all or part of the pledged electric utility mortgage bonds will cease to be held by the senior note trustee as security for the Floating Rate Senior Notes. As explained in the prospectus, the Floating Rate Senior Notes (and all other then outstanding senior notes) will cease to be secured by the pledged first mortgage bonds on the date that all of our mortgage bonds issued and outstanding under our electric utility mortgage indenture and our gas utility mortgage indenture, other than first mortgage bonds securing senior notes, have been retired.

              After that release date, the Floating Rate Senior Notes (and all other then outstanding senior notes) will, at our option either:

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  become our unsecured general obligations or

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  be secured by substitute first mortgage bonds issued under a mortgage indenture other than our electric utility mortgage indenture or our gas utility mortgage indenture.

              If we elect not to have the Floating Rate Senior Notes (and all other then outstanding senior notes) become unsecured on the release date, we will simultaneously with the issuance of senior notes after the release date issue and deliver to the senior note trustee, as security for such senior notes, substitute first mortgage bonds. The substituted first mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the senior notes then issued.

              In the event we elect to have the Floating Rate Senior Notes (and all other then outstanding senior notes) become unsecured on the release date, our ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted. For a description of those restrictions, you should read the sections called "Description of Securities—Senior Notes—Certain Covenants of Puget Sound Energy—Limitations on Liens" and "—Limitations on Sale and Lease Back Transactions" in the accompanying prospectus.

Book-Entry; Delivery and Form

              The Floating Rate Senior Notes will be issued in the form of registered notes in book-entry form, referred to as "global notes." Each global note will be registered in the name of a nominee of The Depository Trust Company, as depositary, and will be deposited with DTC or its nominee or custodian.

              The deposit of global notes with DTC and their registration in the name of DTC's nominee effect no change in beneficial ownership. Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. We understand that DTC has no knowledge of the actual beneficial owners of the Floating Rate Senior Notes; DTC's records reflect only the identity of the direct participants in DTC to whose accounts such Floating Rate Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

              So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or that nominee or common depositary will be considered the sole owner and holder of the global notes, and of the Floating Rate Senior Notes represented thereby, for all purposes under the senior note indenture and the Floating Rate Senior Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Floating Rate Senior Notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of Floating Rate Senior Notes in certificated form and will not be considered the registered holders of Floating Rate Senior Notes under the senior note indenture or the Floating Rate Senior Notes. Unless and until it is exchanged in whole or in part for Floating Rate Senior Notes in definitive form, no global note may be transferred except as a whole by DTC to its nominee.

              The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

              Initial settlement for the Floating Rate Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's same-day funds settlement system.

              We will make all payments of principal of and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes.

We expect that upon the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

              Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant in DTC, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the senior note indenture.

              We understand that under existing industry practices, in the event that we request any action of holders of Floating Rate Senior Notes or that an owner of a beneficial interest in the Floating Rate Senior Notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

              Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time. We also expect that payments, conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for those customers, subject to any statutory or regulatory requirements as may be in effect from time to time, and will be the responsibility of the participants. None of we, the senior note trustee, any of our respective agents or the underwriters will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interests in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests, or for the performance by DTC or the participants of their respective obligations under the rules and procedures governing their operations.

              DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC.

              DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

              Interests in a global note will be exchanged for notes in certificated form only if:

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  DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and we have not appointed a successor depositary within 90 days; or

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  we, in our sole discretion, determine at any time that the Floating Rate Senior Notes will no longer be represented by a global note.

              Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of Floating Rate Senior Notes in certificated form. All certificated Floating Rate Senior Notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such Floating Rate Senior Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be in registered form only, without coupons.

Concerning the Trustee

              Effective February 15, 2003, U.S. Bank National Association succeeded State Street Bank and Trust Company as both the senior note trustee under the senior note indenture and the electric utility mortgage trustee under the electric utility mortgage. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

UNDERWRITING

              We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the Floating Rate Senior Notes listed opposite their names below.

Underwriter	Principal Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$100,000,000
Wachovia Capital Markets, LLC	100,000,000

Total	$200,000,000

              The underwriters have agreed to purchase all of the Floating Rate Senior Notes sold pursuant to the purchase agreement if any of these Floating Rate Senior Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitment of the non-defaulting underwriters may be increased or that the purchase agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the Floating Rate Senior Notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The underwriters have advised us that they propose initially to offer the Floating Rate Senior Notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at the price less a concession not in excess of .15% of the principal amount of the Floating Rate Senior Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .075% of the principal amount of Floating Rate Senior Notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

              The expenses of the offering, including the fees and disbursements of counsel to the underwriters but not including the underwriting discount, are estimated to be $200,000 and are payable by us.

No Sales of Similar Securities

              We have agreed not to sell or transfer any similar term debt securities that are substantially similar to the Floating Rate Senior Notes for 14 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically we have agreed not to directly or indirectly

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  offer, sell or contract to sell any substantially similar debt securities,

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  grant any option for the sale of any substantially similar debt securities, or

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  otherwise dispose of or transfer any substantially similar debt securities.

New Issue of Floating Rate Senior Notes

              The Floating Rate Senior Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Floating Rate Senior Notes on any national securities exchange or for quotation of the Floating Rate Senior Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Floating Rate Senior Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Floating Rate Senior Notes or that an active public market for the Floating Rate Senior Notes will develop. If an active public trading market does not develop, the market price and liquidity of the Floating Rate Senior Notes may be adversely affected.

Price Stabilization and Short Positions

              In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Floating Rate Senior Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Floating Rate Senior Notes. If the underwriters create a short position in the Floating Rate Senior Notes in connection with the offering, i.e., if they sell more Floating Rate Senior Notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Floating Rate Senior Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

              Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Floating Rate Senior Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

              The underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

              The validity of the Floating Rate Senior Notes and certain matters relating thereto will be passed upon, on behalf of Puget Sound Energy, Inc., by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon on behalf of the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. From time to time Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Puget Sound Energy.

EXPERTS

              The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

P R O S P E C T U S

$500,000,000

Puget Sound Energy, Inc.

Senior Notes

              Puget Sound Energy may offer senior notes on one or more occasions. Each time we offer senior notes, we will set forth the specific terms of the senior notes in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in an offering of senior notes, the compensation of these parties and any other special terms of an offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

              This prospectus may not be used to consummate sales of any senior notes unless accompanied by a prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2004.

About This Prospectus	1
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	3
Puget Sound Energy	5
Use of Proceeds	5
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Dividends	5
Description of Securities	6
Plan of Distribution	19
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	22
Legal Opinions	22
Experts	22

i

ABOUT THIS PROSPECTUS

              This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

              This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Sound Energy or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under "Where You Can Find More Information."

              You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or the negative of such terms or other comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

              Any or all of our forward-looking statements in this prospectus and the documents incorporated by reference herein, and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

  •
  governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), with respect to allowed rates of return, financings, industry and rate structures, transmission and generation business structures within Puget Sound Energy, acquisition and disposal of assets and facilities, operation and construction of electric generating facilities, distribution and transmission facilities, licensing of hydro operations, recovery of other capital investments, recovery of power and gas costs, and present or prospective wholesale and retail competition;

  •
  financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways and also adversely affect the availability of and access to capital and credit markets;

  •
  default by counterparties in the wholesale natural gas and electricity markets that owe Puget Sound Energy money or energy;

  •
  deterioration of liquidity in the forward markets in which Puget Sound Energy transacts hedges to manage its energy portfolio risks, which can limit Puget Sound Energy's ability to enter into forward contracts and, therefore, its ability to manage its portfolio risks;

  •
  weather, which can have a potentially serious impact on Puget Sound Energy's revenues and its ability to procure adequate supplies of gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies;

  •
  hydroelectric conditions, which can have a potentially serious impact on electric capacity and Puget Sound Energy's ability to generate electricity;

  •
  the stability and liquidity of wholesale energy markets generally, including the requirements for Puget Sound Energy to post collateral to support its energy portfolio transactions and the effect of price controls by FERC on the availability and price of wholesale energy purchases and sales in the western United States;

  •
  the effect of wholesale market structures (including, but not limited to, new market design such as RTO West and Standard Market Design);

  •
  the amount of collection, if any, of Puget Sound Energy's receivables from the California Independent System Operator (CAISO) and the amount of refunds found to be due from Puget Sound Energy to the CAISO or others;

  •
  industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

  •
  general economic conditions in the Pacific Northwest;

  •
  the loss of significant customers or changes in the business of significant customers, which may result in changes in demand for Puget Sound Energy's services;

  •
  the ability to re-license FERC hydro projects at a cost-effective level;

  •
  plant outages, which can have an impact on Puget Sound Energy's expenses and its ability to procure adequate supplies to replace the lost energy;

  •
  the impact of acts of terrorism or similar significant events, such as the attack on September 11, 2001;

  •
  the ability of Puget Sound Energy, and its parent Puget Energy, to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

  •
  capital market conditions, including changes in the availability of capital or interest rate fluctuations;

  •
  changes in Puget Sound Energy's, or its parent Puget Energy's, credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy and Puget Energy;

  •
  legal and regulatory proceedings;

  •
  changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies concerning the environment, natural resources, and fish and wildlife (including the Endangered Species Act);

  •
  employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive; and

  •
  the ability to obtain adequate insurance coverage and the cost of such insurance.

              We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

              Puget Sound Energy files reports and other information with the Securities and Exchange Commission. These SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Puget Sound Energy files at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect Puget Sound Energy's SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

              In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

              The SEC allows us to "incorporate by reference" into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Puget Sound Energy has filed previously with the SEC. These documents contain important information about Puget Sound Energy and its finances.

SEC Filings (File No. 1-4393)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2002
• Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003 Quarter ended June 30, 2003 Quarter ended September 30, 2003
• Current Reports on Form 8-K	Filed January 15, 2003 Filed February 13, 2003 Filed June 3, 2003 Filed September 2, 2003 Filed October 24, 2003 Filed November 4, 2003

              The documents filed by Puget Sound Energy with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference into this prospectus.

              You may request a copy of these filings at no cost by writing or telephoning Puget Sound Energy at the following address:

    Investor Relations
    Puget Sound Energy, Inc.
    P.O. Box 97034
    Bellevue, Washington 98009-9734
    (425) 454-6363

PUGET SOUND ENERGY

              Puget Sound Energy, Inc. is a public utility incorporated in the State of Washington engaged in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas. We are the principal subsidiary of Puget Energy, Inc., an energy services holding company that owns all of our common stock. Subject to limited exceptions, Puget Energy is exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935. Puget Energy also owns InfrastruX Group, Inc., a nonregulated holding company for businesses that provide gas and electric construction and maintenance services to the utility industry.

              Puget Sound Energy is the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At September 30, 2003, we had approximately 972,300 electric customers, of which approximately 88.1% were residential customers, 11.3% were commercial customers and 0.6% were industrial, transportation and other customers. At September 30, 2003, we had approximately 636,300 gas customers, of which approximately 92.1% were residential customers, 7.5% were commercial customers and 0.4% were industrial and transportation customers.

              Our executive office is located at 10885 N.E. 4th Street, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

USE OF PROCEEDS

              As will be more specifically set forth in the applicable prospectus supplement, Puget Sound Energy will use the net proceeds from the sale of senior notes offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS

              The following table sets forth Puget Sound Energy's ratios of earnings to fixed charges and to combined fixed charges and preferred dividends for the periods indicated. For purposes of computing the ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve Months Ended September 30,				Years Ended December 31,
	2003		2002		2002		2001		2000		1999		1998
Ratio of earnings to fixed charges	1.98	x	1.50	x	1.81	x	2.01	x	2.69	x	2.74	x	2.84	x
Ratio of earnings to combined fixed charges and preferred dividends	1.88	x	1.41	x	1.71	x	1.88	x	2.50	x	2.48	x	2.49	x

DESCRIPTION OF SECURITIES

Description of Senior Notes

              The senior notes will be issued under a senior note indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be U.S. Bank National Association.

              The following briefly summarizes the material provisions of the senior note indenture and the senior notes. You should read the more detailed provisions of the senior note indenture, including the defined terms, for provisions that may be important to you. The senior note indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the senior note indenture may also be obtained from Puget Sound Energy or the senior note trustee.

              The senior note indenture provides that senior notes may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Puget Sound Energy. The applicable prospectus supplement relating to any series of senior notes will describe the following terms, where applicable:

  •
  the title of the senior notes;

  •
  the total principal amount of the senior notes;

  •
  the percentage of the principal amount at which the senior notes will be sold and, if applicable, the method of determining the price;

  •
  the maturity date or dates;

  •
  the interest rate or the method of computing the interest rate;

  •
  the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

  •
  the location where payments on the senior notes will be made;

  •
  the terms and conditions on which the senior notes may be redeemed at the option of Puget Sound Energy;

  •
  any obligation of Puget Sound Energy to redeem, purchase or repay the senior notes at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

  •
  any provisions for the discharge of Puget Sound Energy's obligations relating to the senior notes by deposit of funds or United States government obligations;

  •
  whether the senior notes are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

  •
  any material provisions of the senior note indenture described in this prospectus that do not apply to the senior notes;

  •
  any additional amounts with respect to the senior notes that Puget Sound Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Sound Energy to redeem the senior notes rather than pay these additional amounts;

  •
  any additional events of default; and

  •
  any other specific terms of the senior notes.

              Federal income tax consequences and other special considerations applicable to any senior notes issued by Puget Sound Energy at a discount will be described in the applicable prospectus supplement.

              Senior notes may be presented for exchange. Registered senior notes may be presented for registration of transfer at the offices of the senior note trustee and, subject to the restrictions set forth in the senior notes and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the senior note indenture.

              Distributions on the senior notes in registered form will be made at the office or agency of the senior note trustee in its designated office. However, at the option of Puget Sound Energy, payment of any interest may be made by check or wire transfer. Payment of any interest due on senior notes in registered form will be made to the persons in whose names the senior notes are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Senior Notes

    Security; Release Date

              Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget Sound Energy's first mortgage bonds from either or both of Puget Sound Energy's current first mortgage indentures issued and delivered by Puget Sound Energy to the senior note trustee. Upon the issuance of a series of senior notes prior to the release date, Puget Sound Energy will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount, as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget Sound Energy to the senior note trustee of principal of, and interest and/or any premium on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget Sound Energy's obligations with respect to principal of, and interest and/or any premium on, the corresponding senior notes.

              The "release date" will be the date that all first mortgage bonds of Puget Sound Energy issued and outstanding under its electric utility mortgage indenture with State Street Bank and Trust Company and its gas utility mortgage indenture with The Bank of New York Company, Inc., other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Puget Sound Energy, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become, at Puget Sound Energy's option, either

  •
  unsecured general obligations of Puget Sound Energy or

  •
  obligations secured by substitute first mortgage bonds issued under a substitute mortgage indenture other than Puget Sound Energy's electric utility mortgage or gas utility mortgage.

              A lien on certain property owned by Puget Sound Energy will secure each series of first mortgage bonds that secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget Sound Energy for cancellation an equal principal amount of the related series of first mortgage bonds. Puget Sound Energy will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Puget Sound Energy will cause the mortgages to be discharged and will not issue any additional first mortgage bonds under its electric utility mortgage or gas utility mortgage. While Puget Sound Energy will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "—Certain Covenants of Puget Sound Energy—Limitation on Liens."

    Events of Default

              The following constitute events of default under senior notes of any series:

  •
  failure to pay principal of, and any premium on, any senior note of the series when due for five days;

  •
  failure to pay interest on any senior note of the series when due for 30 days;

  •
  failure to perform any other covenant or agreement of Puget Sound Energy in the senior notes of the series for 90 days after written notice to Puget Sound Energy by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

  •
  prior to the release date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

  •
  prior to the release date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

  •
  if any substituted mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee; and

  •
  events of bankruptcy, insolvency or reorganization of Puget Sound Energy specified in the senior note indenture.

              If an event of default occurs and is continuing, either the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

              The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of a series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of at least a majority in total principal amount of the outstanding senior notes of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of at least a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of the series.

              No holder of senior notes of a series may institute any action against Puget Sound Energy under the senior note indenture unless

  •
  that holder gives to the senior note trustee advance written notice of default and its continuance;

  •
  the holders of not less than a majority in total principal amount of senior notes of the series then outstanding affected by that event of default request the senior note trustee to institute such action;

  •
  that holder has offered the senior note trustee reasonable indemnity; and

  •
  the senior note trustee shall not have instituted such action within 60 days of such request.

              Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders of senior notes of the series.

              Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of that series notice of the default if known to the senior note trustee, unless cured or waived. The senior note trustee may withhold the notice if it determines in good faith that it is in the interest of the holders to do so except in the case of default in the payment of principal of, and interest and/or any premium on, any senior notes of the series. Puget Sound Energy is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing the certificate, Puget Sound Energy is in compliance with the conditions and covenants under the senior note indenture.

    Modification

              Except as provided in the paragraph below, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holders of at least a majority in principal amount of the outstanding affected senior notes. In addition, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of a series to

  •
  change the maturity date of any senior note of the series;

  •
  reduce the rate (or change the method of calculation of the rate) or extend the time of payment of interest on any senior note of the series;

  •
  reduce the principal amount of, or premium payable on, any senior note of the series;

  •
  change the coin or currency of any payment of principal of, and interest and/or any premium on, any senior note of the series;

  •
  change the date on which any senior note of the series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of the series;

  •
  impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of the series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of the series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of the first mortgage bonds in a manner adverse to the holders of the senior notes; or

  •
  modify or reduce the percentage of holders of senior notes of the series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

              Puget Sound Energy and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including

  •
  to add to the covenants of Puget Sound Energy for the benefit of the holders or to surrender a right conferred on Puget Sound Energy in the senior note indenture;

  •
  to add further security for the senior notes of the series;

  •
  to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

  •
  to make any other changes that are not prejudicial to the holders of senior notes of the series.

    Defeasance and Discharge

              The senior note indenture provides that Puget Sound Energy will be discharged from any and all obligations with respect to the senior notes of a series and the senior note indenture (except for obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget Sound Energy irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of the series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates those payments are due in accordance with the terms of the senior note indenture and the senior notes of the series. Unless all the senior notes of the series are to be due within 90 days of the deposit by redemption or otherwise, Puget Sound Energy must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior notes. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

    Consolidation, Merger and Sale or Disposition of Assets

              Puget Sound Energy may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if

  •
  the successor or transferee corporation is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the new corporation assumes the due and punctual payment of the principal of, and premium and interest on, all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget Sound Energy;

  •
  prior to the release date, the new corporation assumes Puget Sound Energy's obligations under its electric utility mortgage and gas utility mortgage with respect to first mortgage bonds securing senior notes; and

  •
  after the release date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget Sound Energy's obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

              The senior note indenture defines "all or substantially all" of the assets of Puget Sound Energy as being 50% or more of the total assets of Puget Sound Energy as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget Sound Energy's obligations on the senior notes and covenants contained in the senior note indenture.

    Certain Covenants of Puget Sound Energy

    Limitation on Liens

              Puget Sound Energy cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. After the release date, Puget Sound Energy will be precluded from issuing additional first mortgage bonds under its electric utility mortgage and gas utility mortgage. Unless substitute first mortgage bonds are issued to secure senior notes, after the release date, Puget Sound Energy may not issue, assume, guarantee or permit to exist any debt that is secured by any mortgage, security interest, pledge or other lien of or upon any real property or other depreciable asset used in Puget Sound Energy's electric and gas utility business without effectively securing the senior notes (together with, if Puget Sound Energy shall so determine, any other indebtedness of Puget Sound Energy ranking equally with the senior notes) equally and ratably with that debt. The foregoing restriction will not apply to

  •
  liens on any property existing at the time of its acquisition (but excluding any extension of or addition to that property unless the terms of the mortgage as of the date of the acquisition of the property provide that the mortgage shall be secured by extensions or additions to the property);

  •
  liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of that property for the purpose of financing all or part of the purchase price of the property;

  •
  liens secured by property used in the generation of electricity;

  •
  liens existing as of the date of the senior note indenture;

  •
  permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the bullet points above; provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property that was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

  •
  liens in favor of the United States, any state thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

  •
  liens securing industrial development, pollution control or similar revenue bonds.

              Notwithstanding the foregoing restriction, Puget Sound Energy may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by that lien or any other lien not excepted above, together with all net sale proceeds from sale and leaseback transactions that are not described in "—Limitations on Sale and Leaseback Transactions" below, does not exceed 15% of Puget Sound Energy's total consolidated capitalization as shown on its latest audited consolidated balance sheet.

    Limitations on Sale and Leaseback Transactions

              Unless substitute first mortgage bonds are issued to secure the senior notes, after the release date Puget Sound Energy may not sell or transfer any real property interest or other depreciable asset and take back a lease of that property unless

  •
  the sale and leaseback transaction occurs within 180 days after the later of the date of acquisition of the property or the date of the completion of construction or commencement of full operations on the property or

  •
  within 120 days after the sale and leaseback transaction, Puget Sound Energy applies or causes to be applied to the retirement of debt of Puget Sound Energy (other than debt that is subordinate in right of payment to senior notes) an amount not less than the net proceeds of the sale of the property.

              Notwithstanding the foregoing restriction, Puget Sound Energy may effect any sale and leaseback transaction not excepted above if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of the bullet points under "—Limitations on Liens" above, do not exceed 15% of Puget Sound Energy's total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget Sound Energy may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

    Voting of First Mortgage Bonds Held by Senior Note Trustee

              The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget Sound Energy's electric utility mortgage and gas utility mortgage or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of at least a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility bonds or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of at least a majority in principal amount of the outstanding senior notes of such issue.

    Concerning the Senior Note Trustee

              U.S. Bank National Association is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

              The senior note trustee may resign at any time by giving written notice to Puget Sound Energy specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

              The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget Sound Energy may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

              The first mortgage bonds securing the senior notes are to be issued under Puget Sound Energy's electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. U.S. Bank National Association will act as the electric utility mortgage trustee and BNY Midwest Trust Company will act as the gas utility mortgage trustee.

              The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all the provisions of the electric utility mortgage indenture and the gas utility mortgage indenture, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

              First mortgage bonds securing senior notes will be issued as security for Puget Sound Energy's obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget Sound Energy (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget Sound Energy.

              First mortgage bonds securing senior notes will correspond to the senior notes of their related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or any premium or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of the senior notes will, to the extent of the payment of principal, premium or interest, be deemed fully paid and the obligation of Puget Sound Energy to make the payment shall be discharged.

    The Electric Utility Mortgage Bonds

    Priority and Security

              The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget Sound Energy's electric utility property and its electric franchises and permits, other than property expressly excluded from the lien. Property expressly excluded from the lien includes

  •
  cash, securities, notes, accounts receivable and similar instruments;

  •
  conditional sales, appliance rental or lease agreements;

  •
  materials and supplies held for use in the ordinary course of business;

  •
  merchandise held for the purpose of sale, lease or distribution;

  •
  fuel (including fissionable material) and personal property consumable in operations;

  •
  timber, oil, gas and other minerals under or upon lands of Puget Sound Energy;

  •
  office furniture and equipment, automobiles and similar transportation equipment; and

  •
  nonutility property.

              The lien of the electric utility mortgage is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget Sound Energy's gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

    Dividend Restriction

              So long as any of the electric utility mortgage bonds are outstanding, Puget Sound Energy shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

  •
  declare or pay any dividends (other than dividends payable in Puget Sound Energy's common stock) or make any other distribution on any shares of its common stock or

  •
  purchase, redeem or otherwise retire for consideration any shares of stock.

    Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against That Issuance

              The principal amount of electric utility mortgage bonds that Puget Sound Energy may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

  •
  60% of unfunded net property additions;

  •
  deposit of cash with the electric utility mortgage trustee; and

  •
  100% of unfunded electric utility mortgage bond credits.

              The issuance of electric utility mortgage bonds is subject to net earnings available for interest being at least two times the annual interest requirements on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

    Depreciation Fund

              Puget Sound Energy will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget Sound Energy, after deducting cost of electricity purchased, fuel costs, and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A, certain of the Secured Medium-Term Notes, Series B, the 7.05% Series due 2021, the 7.25% Series due 2021 and the 6.80% Series due 2022 (the last three series were issued as collateral for City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds) at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget Sound Energy has the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits. Cash and electric utility mortgage bonds held in the depreciation fund may also be withdrawn by using either unfunded property additions or unfunded electric utility mortgage bond credits.

    Modification of Mortgage

              The rights of the bondholders under the electric utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the electric utility bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent.

    Concerning the Mortgage Trustee

              U.S. Bank National Association is the mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

              The holders of at least a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

    Defaults

              The electric utility mortgage defines the following as "defaults":

  •
  failure to pay principal and premium when due;

  •
  failure to pay interest for 30 days after becoming due;

  •
  failure to pay any installment of any sinking or other purchase fund for 60 days after becoming due;

  •
  an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

  •
  certain events in bankruptcy, insolvency or reorganization;

  •
  an unstayed continuance for 90 days after entry of a judgment in excess of $100,000; and

  •
  failure for 90 days after notice to observe other covenants or conditions.

              The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

    Gas Utility Mortgage Bonds

    Priority and Security

              The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget Sound Energy's gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien). Property expressly excluded from the lien includes

  •
  cash, securities, notes, accounts receivable and similar instruments;

  •
  conditional sales, appliance rental or lease agreements;

  •
  equipment, materials, supplies and merchandise held by Puget Sound Energy for consumption in the ordinary course of business or acquired for sale, lease or distribution;

  •
  gas or liquid hydrocarbons in pipelines and in storage;

  •
  fuel and personal property consumable in operations;

  •
  oil, gas and other minerals and timber under or upon lands of Puget Sound Energy;

  •
  office furniture and equipment, automobiles and similar transportation equipment;

  •
  nonutility property; and

  •
  certain property of a successor corporation in a merger or consolidation.

              All property owned by Puget Sound Energy immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage. All property acquired by Puget Sound Energy after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

    Dividend Restriction

              If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget Sound Energy accumulated after September 30, 1994 plus the sum of $20,000,000, Puget Sound Energy shall not do any of the following so long as any of Puget Sound Energy's Secured Medium-Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

  •
  declare or pay any dividends (other than dividends payable in Puget Sound Energy's common stock) or make any other distribution on any shares of its common stock, or

  •
  purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget Sound Energy and other than any shares of any class of stock ranking as to dividends or assets prior to Puget Sound Energy's common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for that class of stock).

    Renewal Fund

              Puget Sound Energy will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to

  •
  the greater of

    •
    the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or another rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year or

    •
    the aggregate amount of retirements for the same period

in excess of

  •
  the greater of

    •
    the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage or

    •
    the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bond credits.

              Any cash deposited in the renewal fund, if and to the extent that Puget Sound Energy at the time does not have property additions available for use as a credit to satisfy the renewal fund obligation, may, upon the written order of Puget Sound Energy, be applied by the gas utility mortgage trustee to the redemption of gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

    Issuance of Gas Utility Mortgage Bonds and Withdrawal of Cash Deposited Against Such Issuance

              The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

  •
  60% of unfunded net property additions;

  •
  deposit of cash with the gas utility mortgage trustee; and

  •
  100% of unfunded gas utility mortgage bond credits.

              With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least

  •
  two times the annual interest requirements on all gas utility mortgage bonds and prior lien debt to be outstanding and

  •
  so long as gas utility mortgage bonds issued prior to the date of this prospectus are outstanding, 1.75 times the annual interest requirements on all indebtedness of Puget Sound Energy to be outstanding immediately after such issuance.

              Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

    Modification of Mortgage

              The rights of the bondholders under the gas utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the gas utility mortgage bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent.

    Concerning the Mortgage Trustee

              BNY Midwest Trust Company is the gas utility mortgage trustee under the mortgage indenture.

              The holders of at least a majority in total principal amount of the gas utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the gas utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

    Defaults

              The gas utility mortgage defines the following as "defaults":

  •
  failure to pay principal and premium when due;

  •
  failure to pay interest for 10 days after becoming due;

  •
  failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

  •
  certain events in bankruptcy, insolvency or reorganization;

  •
  failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget Sound Energy's failure causes any payments to become due prior to the due date;

  •
  a judgment against Puget Sound Energy in excess of $100,000 that continues unstayed and unsatisfied for a period of 90 days following entry of the judgment; and

  •
  failure for 30 days after notice to observe other covenants or conditions.

              The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

PLAN OF DISTRIBUTION

              Puget Sound Energy may sell the senior notes

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods.

              The prospectus supplement with respect to any senior notes will set forth the terms of the related offering, including

  •
  the name or names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the senior notes and the proceeds to Puget Sound Energy from their sale;

  •
  any underwriting discounts and commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any commissions paid to agent;

  •
  any delayed delivery arrangements; and

  •
  any securities exchange on which the senior notes may be listed.

Sale Through Underwriters or Dealers

              If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

              During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

              If dealers are utilized in the sale of offered securities, Puget Sound Energy will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

              The offered securities may be sold directly by Puget Sound Energy or through agents designated by Puget Sound Energy from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

              The offered securities may be sold directly by Puget Sound Energy to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

              If indicated in the prospectus supplement, Puget Sound Energy may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from Puget Sound Energy at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

              Agents, dealers and underwriters may be entitled under agreements with Puget Sound Energy to indemnification by Puget Sound Energy against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget Sound Energy in the ordinary course of business.

              The offered securities may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

              Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 6 of Puget Sound Energy's bylaws provides for indemnification of Puget Sound Energy's directors and officers to the maximum extent permitted by Washington law.

              Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article X of Puget Sound Energy's restated articles of incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to Puget Sound Energy and its shareholders.

              Officers and directors of Puget Sound Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

              The underwriting agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, contain provisions whereby the underwriters agree to indemnify Puget Sound Energy, its directors and certain officers and other persons, and are incorporated herein by reference.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

              Opinions as to the legality of certain of the offered securities will be rendered for Puget Sound Energy by Perkins Coie LLP, Seattle, Washington. Certain United States federal income taxation matters may be passed upon for Puget Sound Energy by either Perkins Coie LLP, tax counsel for Puget Sound Energy, or by special tax counsel to Puget Sound Energy, who will be named in the related prospectus supplement. Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

              The financial statements incorporated in this prospectus by reference to Puget Sound Energy's Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$200,000,000

Floating Rate Senior Notes due 2006

P R O S P E C T U S  S U P P L E M E N T

Merrill Lynch & Co.

Wachovia Securities

July 12, 2004

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